Exhibit 14.1

PSF GROUP HOLDINGS, INC.
AND
PREMIUM STANDARD FARMS, INC.

Code of Professional Ethics for
Chief Executive and Senior Financial Officers

     At PSF Group Holdings, Inc. and Premium Standard Farms, Inc. (collectively referred to as “PSF”), we value our reputation of being honest, ethical, legal and credible. The foundation of these standards is reflected in our Corporate Code of Conduct, which is applicable to all employees. PSF’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), Controller, Corporate Director of Accounting and Finance, and other employees of the finance organization hold an important and elevated role in corporate governance in that they are uniquely capable and empowered to ensure that all stakeholders’ interests are appropriately balanced, protected and preserved. Because of this elevated role, it is appropriate to adopt an additional Code of Professional Ethics for the Chief Executive and senior financial officers. This Code of Professional Ethics embodies principles to which we are expected to adhere and advocate. These tenets for professional and ethical business conduct encompass rules regarding both individual and peer responsibilities, as well as responsibilities to PSF employees, the public, and other stakeholders. The CEO, CFO, and finance organization employees are expected to abide by this Code of Professional Ethics as well as all other applicable PSF business conduct standards and policies or guidelines in PSF’s Code of Conduct.

All employees covered by this Code of Professional Ethics will:

•	Act with honesty and integrity, avoiding actual or apparent conflicts of interest in their personal and professional relationships.

•	Provide stakeholders with information that is accurate, complete, objective, fair, relevant, timely and understandable, including our filings with and other submissions to the Securities and Exchange Commission and other public communications.

•	Comply with laws, rules and regulations of federal, state and local governments, and other appropriate private and public regulatory agencies.

•	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one’s independent judgment to be subordinated.

•	Respect the confidentiality of information acquired in the course of one’s work except when authorized or otherwise legally obligated to disclose, which information may not be used for personal advantage.

•	Avoid any personal activity, investment, or association that interferes with their good judgment concerning PSF’s best interests or exploits their position or relationships with PSF for personal (including friends and relatives) gain.

•	Maintain professional skills important and relevant to stakeholders’ needs.

•	Proactively promote and be an example of ethical behavior as a responsible partner among peers, in the work environment and the community.

•	Achieve responsible use, control, and stewardship over all PSF assets and resources that are employed or entrusted to us.

•	Not unduly or fraudulently influence, coerce, manipulate, or mislead any authorized audit or interfere with any auditor engaged in the performance of an internal or independent audit of PSF’s financial statements or accounting books and records.

•	Avoid taking any action which, if known to the public, would create even the appearance that any of the requirements of this Code of Professional Ethics are not being strictly adhered to by the employee.

•	Report any conflict of interest or known violation of this Code of Professional Ethics in accordance with the procedures outlined in Part I, Section 4 of the PSF Code of Conduct.

Any violations of this Code of Professional Ethics may result in disciplinary action, up to and including termination of employment.

PSF will handle all inquiries discretely and make every effort to maintain, within the limits allowed by law, the confidentiality of anyone requesting guidance or reporting questionable behavior and/or a compliance concern.

It is PSF’s intention that this Code of Professional Ethics be its written code of ethics under Section 406 of the Sarbanes-Oxley Act of 2002 complying with the standards set forth in Securities and Exchange Commission Regulation S-K Item 406.